Exhibit (18)

Preferability Letter Regarding Change in Accounting Policy relating to Goodwill

January 27, 2012

The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, Ohio 45201
Dear Sirs/Madams:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended December 31, 2011, of the facts relating to the change in the annual goodwill impairment testing date from July 1 to October 1. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Procter & Gamble Company (the “Company”), that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of The Procter & Gamble Company and its consolidated subsidiaries as of any date or for any period subsequent to June 30, 2011. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of The Procter & Gamble Company and its consolidated subsidiaries as of any date or for any period subsequent to June 30, 2011.

Yours truly,

/s/ Deloitte & Touche LLP
Cincinnati, Ohio